      EXHIBIT 99.1

NEWS RELEASE

LINCOLN FINANCIAL GROUP ANNOUNCES REALIGNMENT

JOHN H. GOTTA NAMED CHIEF EXECUTIVE OFFICER OF
LINCOLN’S LIFE AND ANNUITY BUSINESSES

Philadelphia, PA, June 6, 2003 — Lincoln National Corporation (NYSE:LNC), the parent company of the Lincoln Financial Group of companies, today announced that it will combine its life and annuity businesses into a single operating unit focused on providing wealth accumulation and protection, income distribution and wealth transfer products. The realigned organization will significantly reduce operating expenses while positioning Lincoln for future growth and to take advantage of the continuing market recovery. These operations are currently located in Fort Wayne, Indiana and Hartford, Connecticut and the company expects to maintain a significant presence in both cities.

John H. Gotta has been named the chief executive officer of Lincoln’s life and annuity businesses, effective immediately. Since 1999, Mr. Gotta has served as the chief executive officer of Lincoln’s life operation and has extensive experience in achieving significant organic sales growth while simultaneously integrating multiple businesses.

“John joined Lincoln at the time of the Cigna acquisition and was responsible for the successful integration of Lincoln’s life business with Cigna’s and Aetna’s individual life insurance businesses. The integration of all three businesses was achieved a year sooner than expected and significantly exceeded cost saving targets while accomplishing substantial growth,” said Jon A. Boscia, chairman and chief executive officer of Lincoln Financial Group. “John has a proven ability to efficiently manage a manufacturing business while providing strong leadership, innovative product development and effective expense management.”

Lorry J. Stensrud, chief executive officer of the annuity operation, will no longer have a role within Lincoln as a result of the realignment. Among his accomplishments were a successful campaign to turn around net cash flows for the annuity business and positioning Lincoln as a leader in delivering solutions to meet the income distribution needs of the retirement market. Lorry will be missed.

Lincoln will continue to maintain an intense focus on the distinct product and service requirements of life insurance and annuities while building upon its core competencies, expertise and market differentiators within each area. Lincoln continues to be well positioned for sales growth across product lines through Lincoln Financial Advisors, our retail planning firm and Lincoln Financial Distributors, our wholesaling arm. The Company expects to make no changes in its segment reporting in 2003 and will reevaluate its segment reporting as further decisions are made.

“I am very pleased to be leading Lincoln’s life and annuity businesses during this challenging time. The last three years of difficult equity markets and the most recent tax legislation changes have certainly provided Lincoln with a few short-term challenges. Our risk management expertise, innovative product development capability, depth and range of product availability as well as retail distribution strength will enable Lincoln to achieve significant long-term growth and market penetration,” said John Gotta, chief executive officer of Lincoln’s life and annuity businesses.

In addition to the life and annuity realignment, Lincoln is exploring ways to capitalize on the combined strength of its currently separate employer-sponsored businesses. The Company believes it can better leverage its core competencies, market position and newer generation of leading products in the qualified employer-sponsored retirement markets.

Details on the financial impact of today’s announcement will be finalized and communicated this summer.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, Lincoln Financial Group has consolidated assets of $92 billion and had annual consolidated revenues of $4.6 billion in 2002. Through its wealth accumulation and protection businesses, the company provides annuities, life insurance, 401(k) and 403(b) plans, 529 college savings plans, mutual funds, managed accounts, institutional investment and financial planning and advisory services.

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Media Contact:
D’Arcy Rudnay
215-448-1454
mediarelations@LFG.com

Investor Contact:
Priscilla Brown
215-448-1422
investorrelations@LFG.com